                                                             FORM 3
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person   2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement
   JNC Opportunity Fund, Ltd.                 (Month/Day/Year)          Sonic Jet Performance Inc. [SJET]
   _____________________________________
   (Last)           (First)     (Middle)      June 29, 2001         5. Relationship of Reporting Persons    6. If Amendment,
                                                                        to Issuer (Check all applicable)       Date of Original
                                          3.  I.R.S. Identification                                            (Month/Day/Year)
   12007 Sunrise Valley Dr., Suite 460        Number of Reporing      ___ Director      _X_ 10% Owner
   _____________________________________      Person, if an entity                                          7. Individual or Joint/
                (Street)                      (voluntary)             ___ Officer (give ___ Other (specify     Group Filing (Check
                                                                          title below)         below)          Applicable Line)
   Reston              VA        20191         98-0168520                                                  _x_ Form filed by One
   _____________________________________                                                                       Reporting Person
   (City)            (State)     (Zip)                                                                     ___ Form filed by More
                                                                          _____________________________        than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)

    Common Stock, par value              2,455,759                           D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                        (Print or Type Responses)                                    SEC 1473(8-92)

           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 4)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 4)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                  /s/ James Q. Chau           October 4, 2001
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               ------------------------------    -------------
                                                                           **Signature of Reporting Person          Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.
SEC 1473(8-92)                                                                                                               Page 2